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                                                                    Exhibit 6(b)

                      AMENDMENT TO UNDERWRITING AGREEMENT
                      ===================================

          This AGREEMENT, dated as of the 25th day of June, 1996 made by and
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between The Stratton Funds, Inc. (the "Fund") operating as an open-end management investment company registered under the Investment Company Act of 1940, as amended, duly organized and existing under the laws of the State of Maryland and Fund/Plan Broker Services, Inc. ("FPBS"), a corporation duly
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organized and existing under the laws of the State of Delaware (collectively, the "Parties").

                                WITNESSETH THAT:

          WHEREAS, the Fund and FPBS have entered into an Agreement dated April 12, 1993, wherein FPBS agreed to provide underwriting services and other related services to the Fund (Underwriting Agreement); and

          WHEREAS, the Parties wish to amend the Underwriting Agreement to indicate the portion of fees payable under the Underwriting Agreement by the Fund and the portion payable by Stratton Management Company.

          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree:

          1. To amend the Fee Schedule to the Underwriting Agreement in the form attached hereto.

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement consisting of one typewritten page, together with an amended fee schedule, to be signed by their duly authorized officers, as of the day and year first above written.

The Stratton Funds, Inc.               Fund/Plan Broker Services, Inc.


/s/ James W. Stratton                         /s/ Gerald J. Holland
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By:  James W. Stratton, Chairman           By: Gerald J. Holland, Vice President


/s/ Patricia L. Sloan                         /s/ Mary P. Efstration
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Attest: Patricia L. Sloan, Secretary       Attest: Mary P. Efstration, Secretary
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                        FUND/PLAN BROKER SERVICES, INC.
                                 FEE SCHEDULE
                                      FOR
                           THE STRATTON FUNDS, INC.

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Underwriter will serve as sole underwriter of The Stratton Funds, Inc., a no-
load fund, for the exclusive purpose of facilitating the registration of its shares of beneficial interest for sale in various states.

        Fee:    $3,000 per portfolio, annually
                $2.00 per kit for inquiry/fulfillment with a $1,500 per month minimum for all Funds managed by Stratton Management Company.


Fund/Plan Broker Services, Inc. in its Broker/Dealer capacity will license employees of the Fund's Advisor, Stratton Management Company, who are engaged in the sale of shares.

        Fee: $1,000 per licensed representative, annually registered in 3 states or less
                $3,500 per licensed representative, annually registered in all states


All fees except the $3,000 annual per portfolio fee will be paid by the Fund's Advisor, Stratton Management Company. The $3,000 annual fee per portfolio will be paid by the Fund. Out-of-pocket expenses, including telephone, postage, telecommunications and travel, will be billed to the Fund's Advisor separately.